UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

Car Charging Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1691 Michigan Avenue, Sixth Floor
Miami Beach, Florida 33139
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 6, 2012, Car Charging Group, Inc., (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Allston Limited, (the “Purchaser”). Pursuant to the Purchase Agreement, on the closing date which is yet to be determined (the “Closing Date”), the Company will sell 1,000,000 shares of its yet to be designated Series B Preferred Stock (the “Preferred Stock”) to the Purchaser at a per share price of $1.00 for aggregate offering proceeds of $1,000,000. In addition, the Purchaser has a future option to purchase an additional 1,500,000 shares of the Preferred Stock for $1,500,000 (the “Option Stock”).

The Purchaser has advanced the purchase price of $1,000,000 to the Company in advance of the Closing Date.

In addition to the consideration set forth above, in consideration of Purchaser’s consulting services to the Company regarding the parking industry in Romania, the Purchaser will receive two percent (2%) of the common stock of Car Charging Europe, a foreign subsidiary the Company is currently in the process of forming, as founder shares, upon formation of such company. Additionally, when the Purchaser exercises its option to purchase the Option Stock, they will receive additional payment for their consulting services regarding the parking industry in Greece in the form of three percent (3%) of the common stock of Car Charging Europe as founder shares, upon formation of such company.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”).

Item 8.01 Other Events

On March 13, 2012, the Company issued a press release announcing that it had received $1,000,000 from the Purchaser and its expectation to receive the additional $1,500,000, a copy of which is attached to this Report as Exhibit 99.2.

Item 9.01 Financial Statement and Exhibits.

(d)	exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement by and between Car Charging Group, Inc. and Allston Limited dated February 6, 2012.
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2012

Car Charging Group, Inc.

By:	/s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer